Exhibit 99.1

Press Release

Gyrodyne Issues Letter to Shareholders

ST. JAMES, N.Y., January 30, 2023 -- Gyrodyne, LLC (Nasdaq: GYRO) (“Gyrodyne” or the “Company”), an owner and manager of a diversified portfolio of real estate properties, today issued the following letter to shareholders from Gary Fitlin, Gyrodyne's Chief Executive Officer.

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January 30, 2023

Dear Gyrodyne Shareholders:

As we start the new year, I would like to express my gratitude for your investment in Gyrodyne. We have come a long way since our founding over 70 years ago and I am proud of all that we have accomplished. Our business strategy and focus on real estate, particularly with medical tenants, has continued to bear fruit – and we have distributed the majority of the value we have created to shareholders. To put this into perspective, the Company has passed along roughly $147 million to shareholders over the past nearly three decades – representing more than 1,000% of our 1996 market capitalization of approximately $13 million – and we are continuing these efforts to create even more value.

Looking ahead into 2023 and beyond, I wanted to take this opportunity to provide some color on our engagement with shareholders as well as specific updates on the business – including the substantial progress we have been making to achieve our goal of maximizing value. At the same time, we have worked to expedite our attainment of entitlements, reduce downside risks in our business and exploit our multiple value creation levers. Ultimately, we remain on track to position the Company’s properties for sale at enhanced values, distribute the maximum net asset value possible to our shareholders and dissolve.

Corporate Governance Update

As you may know, some shareholders’ concerns about the Company and our corporate governance were evident at the 2022 Annual Meeting of Shareholders. The entire Board and management team take these concerns very seriously and have been reflecting on the voting results from the meeting. In short order, we embarked on a listening tour and spoke with the vast majority of our major shareholders.

We have had numerous conversations and we want you to know that we hear you. We understand the frustrations expressed and are working to evaluate how we can address them – while ensuring we can successfully execute on our strategy and maintain the tax-efficient structures we have in place. Additionally, we will be reaching out again in the near-term to continue our engagement and conversations. We strongly believe in the value of our business and remain open to all potential pathways to maximize value for shareholders.

Business Update

Despite headwinds that faced the Company and the industry in the last year, we nevertheless made significant progress in 2022. Please consider the following:

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We were able to successfully manage credit facilities in 2022. We locked into fixed term loans before rates started soaring with nothing coming due until 2025, by which point we expect our properties to be sold. Compared to other real estate companies and REITs, we are not looking at a cliff with regard to our credit facilities rolling over in the near-term.

●	We are working hard to maximize the value of our total real estate assets – which is currently $42.5 million, as of the end of the third quarter of 2022 – by pursuing additional entitlements.

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We have successfully managed the Company’s leverage, with debt as of the end of the third quarter of 2022 at $9.8 million. Further, our loan to value ratio is 23%, which compares very favorably to the average leverage ratio for the real estate industry.

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Despite the economic pressures stemming from inflation and higher interest rates, our attorneys and engineers continue to defer half of their fees – reflecting strong third-party confidence in the potential of our projects.

Next, I’d like to provide an update on the Flowerfield and Cortlandt Manor properties.

Flowerfield

This 63-acre property, located in St. James, New York, includes a 14-acre multi-tenanted industrial park comprising 135,000 rentable square feet and approximately 35 tenants. Stony Brook University Hospital-affiliated offices and services constitute our largest tenant base, occupying 26% of our square footage.

As you are likely aware, Gyrodyne submitted its subdivision application in 2017 and received preliminary subdivision approval in March of 2022 to divide Flowerfield into eight lots – which we believe will allow us to get the maximum value for the entire property.

In April 2022, certain parties commenced a special proceeding under Article 78 of New York’s Civil Practice Law & Rules against the Town of Smithtown, members of its Planning Board and Gyrodyne. The Petition seeks to annul the Planning Board’s findings statement and preliminary approval of the subdivision plan. The Company and the Town of Smithtown have been vigorously defending the Planning Board’s determinations and the Company remains confident in securing final subdivision approval in the third quarter of 2023 and consummating the sale of the Flowerfield properties by year-end 2024.

We are full steam ahead in terms of completing final subdivision approval from numerous state and local governmental agencies and this process will continue no matter the result of the Article 78 proceeding.

We have also been encouraged by the environmental bond issue that was recently passed in the state of New York. This gives local residents and the state the ability to buy the vacant land at Flowerfield. Of course, we do not know if a sale stemming from this legislation will occur, but we are encouraged to know there is money now available to environmental groups if they want to buy our property. We have worked hard to be able to get to this position and we are one step closer to maximizing the value of this property for our shareholders.

Cortlandt Manor

Moving to our Cortlandt Manor property, we are encouraged with the current progress we have made to date. As you likely know, this property comprises 13.8 acres in Cortlandt Manor, New York, and includes the 31,000 square foot Cortlandt Manor Medical Center. The big news here is the degree to which we have been leveling up the tenant base in recent months, which, in turn, increases the value of the property.

Importantly, NewYork-Presbyterian Hospital, one of the largest medical institutions in the country, has increased its occupancy from 63% to 72%. The Cortlandt Manor property now has approximately 92% occupancy based on leases signed and more than of 90% of those leases are with investment grade tenants.

All of this stems from our work over a number of years with the town on creating a Medical Oriented District (“MOD”). Based on indications from town officials, we expect that the MOD will be approved in the first quarter of this year, with our property achieving MOD campus designation shortly thereafter. As a result of the MOD, we were able to identify and purchase two additional properties that would maximize the density in which we could get approved for a medical office. We now own all the land directly across the street from the hospital that is included in the MOD. We were able to re-tenant the property with New York-Presbyterian through a long-term lease. We were also able to convince the other investment grade tenant on the property to extend and enter into a long-term lease.

We are confident this progress will allow us to sell the property at a much lower cap rate than under its old tenant occupancy. We believe that we have sufficiently reduced our downside risk from any market decline and from potential unfavorable density approvals from the town regarding the MOD.

In Closing

We are working hard to enhance property values, liquidate and distribute proceeds and dissolve the Company, which we expect to occur by the end of 2024. We believe that our fortified balance sheet strongly positions Gyrodyne to continue executing on our corporate strategy and we will continue to focus on the pursuit of expedited entitlements and taking the necessary steps to increase the value of our operating properties.

We are confident the steps we are taking will deliver enhanced value for our shareholders and look forward to communicating further with you in the coming months.

Sincerely,

Gary Fitlin

President and Chief Executive Officer

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About Gyrodyne, LLC

Gyrodyne, LLC owns and manages a diversified portfolio of real estate properties comprising medical office, industrial and service-oriented properties in the New York metropolitan area. Gyrodyne owns a 63-acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of plans to seek value-enhancing entitlements. Gyrodyne also owns a medical office park in Cortlandt Manor, New York which is also the subject of a subdivision application. Gyrodyne's common shares are traded on the Nasdaq Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at www.gyrodyne.com.

Forward-Looking Statement

The statements made in this letter that are not historical facts, contain “forward-looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “estimates,” “believes,” “seeks,” “could,” “should,” or “continue,” the negative thereof, and other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives and liquidation contingencies. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties include, but are not limited to, risks and uncertainties relating to our efforts to enhance the values of our remaining properties and seek the orderly, strategic sale of such properties as soon as reasonably practicable, risks associated with the Article 78 Proceeding against Gyrodyne and any other litigation that may develop in connection with our efforts to enhance the value of and sell our properties, ongoing community activism, regulatory enforcement, risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, the ability to obtain additional capital in order to enhance the value of the Flowerfield and Cortlandt Manor properties, the potential effects of the ongoing COVID-19 pandemic, the risk of inflation, rising interest rates, recession and supply chain constraints or disruptions, and other risks detailed from time to time in the Company’s SEC reports. These and other matters the Company discusses in this letter may cause actual results to differ from those the Company describes. The Company assumes no obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

Contacts:

Longacre Square Partners

Joe Germani / Aaron Rabinovich

jgermani@longacresquare.com / arabinovich@longacresquare.com